Revlon, Inc.
EBITDA Reconciliation

REVLON

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION

(Dollars in millions)		Year Ended December 31, 2009A
Reconciliation to Net Income:		
Net Income	$	48.8
Interest Expense, Net		92.5
Income from Discontinued Operations		(0.3)
Amortization of Debt Issuance Costs		5.8
Foreign Currency Losses , Net		8.9
Loss on Early Extinguishment of Debt		5.8
Miscellaneous, Net		1.0
Provision for Income Taxes		8.3
Depreciation and Amortization		65.7
Adjusted EBITDA - Revlon, Inc. (1)		236.5
Add Back Revlon, Inc. Expenses:		
General and Administrative Expenses		9.5
Revlon Consumer Products Corp. Adjusted EBITDA	$	246.0
Adjusted EBITDA - Revlon, Inc. (1)		236.5
Add Back Restructuring and Other, net		
Restructuring and Other, net		21.3
Adjusted EBITDA excl. Restructuring and Other, net - Revlon, Inc.	$	257.8

(1) Includes the impact of restructuring costs and other, net.